Free Writing Prospectus to Preliminary Pricing Supplement No. 6,263

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 29, 2025; Filed pursuant to Rule 433

Morgan Stanley

5-Year SPXFP Dual Directional Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P 500® Futures Excess Return Index (SPXFP)
Leverage factor:	At least 189%
Trigger level:	60% of the initial index value
Pricing date:	February 21, 2025
Valuation date:	February 21, 2030
Maturity date:	February 26, 2030
CUSIP:	61778C6T7
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225004730/ms6263_424b2-02481.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Trigger PLUS
The Underlying Index
Payment at Maturity on the Trigger PLUS
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Unleveraged
Trigger Zone
PLUS Zone
$1,000 Stated
Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Value of the Underlying Index

Change in Underlying Index	Return on the Trigger PLUS
+70%	132.30%*
+60%	113.40%*
+50%	94.50%*
+40%	75.60%*
+30%	56.70%*
+20%	37.80%*
+10%	18.90%*
0%	0.00%
-10%	10.00%
-20%	20.00%
-25%	25.00%
-30%	30.00%
-40%	40.00%
-41%	-41.00%
-50%	-50.00%
-60%	-60.00%
-70%	-70.00%
* Assumes a leverage factor of 189%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Trigger PLUS

●The Trigger PLUS do not pay interest or guarantee return of any principal.

●The market price of the Trigger PLUS will be influenced by many unpredictable factors.

●The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

●The estimated value of the Trigger PLUS is $970.80 per Trigger PLUS, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date.

●Investing in the Trigger PLUS is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

●The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Underlying Index

●Higher future prices of the futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the Trigger PLUS.

●Suspensions or disruptions of market trading in futures markets could adversely affect the price of the Trigger PLUS.

●Legal and regulatory changes could adversely affect the return on and value of your Trigger PLUS.

●Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Trigger PLUS – Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.